Exhibit 10.21

ADDENDUM TO OFFER LETTER

This Addendum modifies the severance pay provisions contained in the Offer Letter between Rob Seim (the “Executive”) and Omnicell, Inc. (the “Company”).  Executive and the Company hereby agree as follows:

Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided in Executive’s Offer Letter are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.   The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.  Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company, and permits such release to become effective in accordance with its terms (such latest permitted date, the “Separation Agreement Deadline”).   If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the separation agreement could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Separation Agreement Deadline.  None of the severance benefits will be paid or otherwise delivered prior to the effective date of the separation agreement.  Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the separation agreement, all severance benefits will be paid in a lump sum as soon as practicable in accordance with the Company’s normal payroll practices. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

OMNICELL, INC.

/s/ Mary Lee Sharp	12/30/10
By:	Date

/s/Rob Seim	12/29/10
Rob Seim	Date